Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264145

ARES STRATEGIC INCOME FUND

SUPPLEMENT NO. 22 DATED NOVEMBER 22, 2024

TO THE PROSPECTUS DATED APRIL 26, 2024

This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Ares Strategic Income Fund, dated April 26, 2024 (as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Effective immediately, the Prospectus is updated to include the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 2024 (the “Form 8-K”). The Form 8-K is attached to this Supplement as Appendix A.

Please retain this Supplement with your Prospectus.

Appendix A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 22, 2024

ARES STRATEGIC INCOME FUND

(Exact Name of Registrant as Specified in Charter)

Delaware	814-01512	88-6432468
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 44th Floor, New York, NY		10167
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On November 22, 2024, Ares Strategic Income Fund (the “Fund”) priced an additional offering of $250 million in aggregate principal amount of its 5.700% notes due 2028 (the “New Notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act.

The New Notes will constitute additional notes under the Indenture, dated June 5, 2024 (the “Base Indenture”), between the Fund and U.S. Bank Trust Company, National Association, as supplemented by the Third Supplemental Indenture, dated November 21, 2024 (the “Third Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), pursuant to which, on November 21, 2024, the Fund issued $750 million aggregate principal amount of its 5.700% notes due 2028 (the “Existing 2028 Notes” and, together with the New Notes, the “Notes”). The New Notes will be treated as a single series with the Existing 2028 Notes under the Indenture and will have the same terms as the Existing 2028 Notes (except the issue date and offering price). The New Notes will mature on March 15, 2028, and may be redeemed in whole or in part at the Fund’s option at any time at par plus a “make-whole” premium, if applicable. The offering is expected to close on December 2, 2024, subject to customary closing conditions.

The Fund expects to use the net proceeds of this offering to repay certain outstanding indebtedness under its debt facilities. The Fund may reborrow under its debt facilities for general corporate purposes, which include investing in portfolio companies in accordance with its investment objective.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or the Fund’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Fund’s filings with the Securities and Exchange Commission. The Fund undertakes no duty to update any forward-looking statements made herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES STRATEGIC INCOME FUND

Date: November 22, 2024

	By:	/s/ Scott C. Lem
	Name:	Scott C. Lem
	Title:	Chief Financial Officer and Treasurer